UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cadiz Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 CADIZ INC.
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2020

Dear Cadiz Inc. Stockholders:

 NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) of Cadiz Inc., a Delaware corporation, will be held virtually on Wednesday, June 17, 2020, at 10:00 a.m., Pacific Time, via the Internet at https://www.cstproxy.com/cadiz/2020/ to consider and act upon the following matters:

(1)	The election of nine members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

(2)	Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2020;

(3)	The approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

(4)	The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on April 20, 2020, are entitled to notice of and to vote at the 2020 Annual Meeting.  In order to constitute a quorum for the conduct of business at the 2020 Annual Meeting, holders of a majority of all outstanding voting shares of our common stock and preferred stock must be present through virtual attendance or be represented by proxy. Holders of our common stock and our preferred stock will vote together as a single class on each proposal.

We have implemented a virtual online format for our 2020 Annual Meeting to improve access for our stockholders regardless of their location, and to support the health and well-being of our employees and stockholders following social distancing practices during the global coronavirus (COVID-19) pandemic.  There will not be a physical location to attend the 2020 Annual Meeting in person.  However, the virtual 2020 Annual Meeting will provide substantially the same opportunities to participate as you would have at an in-person meeting, including the ability to submit questions and vote your shares. Detailed instructions on how to vote and participate at the 2020 Annual Meeting may be found online at https://www.cstproxy.com/cadiz/2020.  To be able to access the virtual 2020 Annual Meeting, you must have your 12-digit control number that is printed on your proxy card.

Whether or not you expect to attend the virtual annual meeting, we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. You can vote your shares online via the Internet or by signing, dating and returning the proxy in the postage paid return envelope provided, as promptly as possible.  Detailed instructions are included on the proxy card. Your proxy is revocable and will not affect your right to vote at the 2020 Annual Meeting if you choose to attend virtually.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive a voting instruction form from the holder of record. You must provide voting instructions to your brokerage firm, bank, broker-dealer or other similar organization by filling out the voting instruction form in order for your shares to be voted. We recommend that you instruct your broker or other nominee to vote your shares as promptly as possible.

If your shares are held in street name and you would like to attend the virtual annual meeting to vote your shares,  you will need to contact your brokerage firm, bank, broker-dealer or other similar organization to obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer to have a control number generated. Continental Stock Transfer’s contact information is as follows:  917-262-2373, or email proxy@continentalstock.com.

By Order of the Board of Directors

Timothy J. Shaheen
Secretary

Los Angeles, California
April 22, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 17, 2020.

Our proxy statement and the 2019 Annual Report to Stockholders are available at  https://www.cstproxy.com/cadiz/2020/

CADIZ INC.
Annual Meeting of Stockholders
TABLE OF CONTENTS

 CADIZ INC.
550 S. Hope Street, Suite 2850
Los Angeles, California 90071

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2020

INFORMATION ABOUT SOLICITATION AND VOTING

     The Board of Directors of Cadiz Inc. (“the Company”) is soliciting proxies to be voted at the annual meeting of our stockholders to be held at 10:00 am Pacific Time on Wednesday, June 17, 2020 (the “2020 Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  The 2020 Annual Meeting will be conducted this year as a virtual meeting and will be accessible to stockholders of record via the Internet at the following website:  https://www.cstproxy.com/cadiz/2020/.  This proxy statement contains information that may help you decide how to vote.  These proxy materials were delivered on or about April 27, 2020 to all stockholders of record.

     The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including audited financial statements, is also being delivered to you with this proxy statement.

Record Date, Voting Securities and Quorum

     The Board of Directors has fixed the close of business on April 20, 2020, as the record date for determination of stockholders entitled to notice of, and to vote at, the 2020 Annual Meeting.

     On the record date, 34,796,106 shares of the Company’s common stock were outstanding and 10,000 shares of the Company’s preferred stock were also outstanding.  Holders of common stock are entitled to one vote per share. Holders of preferred stock are entitled to that number of votes equal to the number of shares of preferred stock held at the time the shares are voted multiplied by the voting ratio then applicable to preferred stock, which is currently 301.98 votes for each share of preferred stock; provided, however, that no beneficial owner of preferred stock shall have the right to vote in excess of 9.9% of the total number of voting shares..  Holders of our common stock and our preferred stock will vote together as a single class on each proposal.

     The candidates for director receiving a plurality of the votes of the shares present through virtual attendance  or represented by proxy will be elected (Proposal 1).  An affirmative vote of a majority of the shares present through virtual attendance or represented by proxy and voting at the meeting is required for ratification of the Company’s independent registered public accounting firm (Proposal 2). and the passage of the non-binding advisory resolution approving the compensation of the Company’s named executive officers (Proposal 3). While the vote on Proposal 3 is advisory, and will not be binding on the Company or our Board, the Board will review the results of the voting on this proposal and take it into consideration when making future decisions regarding executive compensation, as we have done in this and previous years.

     If you complete, sign, and date the enclosed proxy and return it before the 2020 Annual Meeting, the persons named will vote your shares as you specify in the proxy.  If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted in accordance with the Board’s recommendations.  If you do not return a signed proxy, or submit your vote via Internet, then your shares will not be voted unless you attend the virtual meeting and cast your vote via the online meeting platform.

To have a quorum, holders of a majority of all voting shares of our common stock and preferred stock issued and outstanding on the record date must be present and entitled to vote at the meeting, either through virtual attendance or by proxy. If you are a record holder of shares of voting stock as of the record date and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the 2020 Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your bank, broker or other nominee submits a proxy covering your shares.

Brokers may not vote your shares on the election of directors (Proposal 1) in the absence of your specific instructions as to how to vote.  Brokers are also not authorized to vote your shares on Proposal 3.  The Company encourages you to provide instructions to your broker regarding the voting of your shares on these Proposals.

Abstentions and "broker non-votes" will be counted for purposes of determining a quorum, but will be treated as neither a vote "for" nor a vote "against" the proposals.  However, because Proposals 2 and 3 require a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposals to pass, an abstention, because it is not a vote “for,” will have the effect of a negative vote with respect to Proposals 2 and 3 and could cause these Proposals not to pass.

Revocability of Proxies

     You may revoke a proxy any time before the voting begins in any of the following ways:

     * By giving written notice to the Company’s corporate secretary;

     * By signing and delivering a later dated proxy; or

     * By attending virtually and casting your vote via the online platform during the 2020 Annual Meeting.

Cost of Solicitation

     The Company is paying the expenses of this solicitation.  If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions.  In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors has nominated the nine persons listed below for election at the 2020 Annual Meeting to serve as directors for a term expiring at the 2021 Annual Meeting of Stockholders  or until their respective successors are elected and qualified.

Keith Brackpool
Stephen E. Courter
Maria Echaveste
Geoffrey Grant
Winston H. Hickox
Murray H. Hutchison
Richard Nevins
Scott S. Slater
Carolyn Webb de Macías

     Each of the nominees currently serves as a director and has agreed to serve as such for another term if elected.  The Board has reviewed the background of the nominees, as set out on the following page, and has determined to nominate each of the current Directors for re-election. Proxies may not be voted for a greater number of persons than nine, representing the number of nominees named in this proxy statement.

     The Board believes that each nominee has valuable individual skills and experience that, taken together, provides it with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a resource development enterprise like ours.  As indicated in the following biographies, the nominees have extensive and diverse experience in a variety of fields, including water policy (Mr. Brackpool and Mr. Slater), real estate development (Mr. Hutchison and Mr. Hickox), environmental stewardship (Mr. Hutchison and Mr. Hickox), agricultural development (Mr. Brackpool), capital raising (Mr. Brackpool, Mr. Grant, Mr. Hickox and Mr. Nevins), public accounting (Mr. Courter), public policy (Ms. Echaveste, Ms. Webb de Macías , Mr. Hickox, Mr. Hutchison and Mr. Slater), community engagement (Ms. Echaveste and Ms. Webb de Macías) and academia (Ms. Echaveste, Ms. Webb de Macías, Mr. Courter and Mr. Slater).

     The Board also believes that, as indicated in the biographies, the nominees have demonstrated significant leadership skills as a chief executive officer (Mr. Brackpool, Ms. Echaveste, Mr. Hutchison, Mr. Grant, Mr. Hickox, Mr. Courter and Mr. Nevins), as high-ranking appointments in state and federal government administrations (Mr. Brackpool, Ms. Echaveste, Ms. Webb de Macías and Mr. Hickox) or as chairs of community and academic foundation boards (Ms. Echaveste and Ms. Webb de Macías).  All of the nominees have significant experience in the oversight of public companies due to their service as the Company’s directors or as directors of other companies.  The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

     Proxies will be voted “FOR” the election of the nominees named above unless instructions are given to the contrary.

Required Vote.
Vote by a plurality of the shares present in person through virtual attendance or represented by proxy at the 2020 Annual Meeting and entitled to vote thereon is required for the election of directors under Proposal 1.  You may vote “FOR” all Nominees, “WITHHOLD” your vote as to all Nominees, or “FOR” all Nominees except the specific nominee from whom you “WITHHOLD” your vote. There is no “against” option. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes.

Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director who will stand for election or re-election at our 2020 Annual Meeting of Stockholders and for each executive officer who is not also a director.

Nominees for Director:

Name	Age	Position with Cadiz

Keith Brackpool	62	Chairman of the Board

Stephen E. Courter	65	Director

Maria Echaveste	65	Director

Geoffrey Grant	59	Director

Winston H. Hickox	77	Director

Murray H. Hutchison	81	Director

Richard Nevins	72	Director

Scott S. Slater	62	Director, President and Chief Executive Officer

Carolyn Webb de Macías	72	Director

Executive Officers not also on the Board of Directors:

Name	Age	Position with Cadiz

Timothy J. Shaheen	60	Chief Financial Officer and Secretary

Keith Brackpool is a co-founder of the Company and Chairman of the Company’s Board of Directors, a position he has held since 2001.  Mr. Brackpool was appointed to the Board of Directors in 1986.  Mr. Brackpool served as President of the Company from December 1991 until April 2011.  Mr. Brackpool also served as Chief Executive Officer of the Company from December 1991 until January  2013.  Mr. Brackpool is also currently a principal of 1334 Partners L.P., a partnership that owns commercial real estate in California.  Mr. Brackpool has extensive experience in California public policy and, most recently, served on the California Horse Racing Board (CHRB) from September 2009 – January 2013, including a term as Chairman from 2010 – 2013.  Previously, Mr. Brackpool was co-chair of California Governor Gray Davis’ Agriculture and Water Transition Task Force and the Commission on Building for the 21st Century, a diverse panel that developed long-term policy proposals to meet the state’s future water, housing, technology and transportation needs.  Earlier in his career, Mr. Brackpool served as director and chief executive officer of North American Operations for Albert Fisher Group, a multi-billion dollar food company.

     Stephen E. Courter was appointed a director of the Company effective October 9, 2008.  Mr. Courter was originally appointed to the Board as a designee of LC Capital Master Fund for a term expiring at the 2009 annual meeting of stockholders.  Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas at Austin  where he teaches MBA courses in strategy and new venture creation.   He also serves as a director of Upland Software, a business process software company.  Mr. Courter has over 30 years of experience in management positions in the technology/telecommunications industry, serving most recently as CEO of Broadwing Communications from 2006 to 2007 and CEO of NEON Communications from 2000 to 2006.  Mr. Courter began his career as an officer in the U.S. Army and has also held various executive positions, both in the U.S. and Europe, at several major corporations including KPMG, IBM and Sprint.
     Maria Echaveste was elected as a director at the Company’s 2019 Annual Meeting.  Ms. Echaveste is a scholar with a distinguished career working as a community leader, public policy advisor, lecturer, senior White House official, and attorney.  She is presently President and CEO of the Opportunity Institute, a non-profit working to increase economic and social mobility focused on equity for the most vulnerable communities.  Ms. Echaveste has been affiliated with UC Berkeley in various capacities since 2004 including: lecturing at the School of Law and in the undergraduate division on immigration and education; serving as program and policy director of the Law School’s Chief Justice Earl Warren Institute on Law and Social Policy from 2006 -2012; serving as a Senior Fellow at UC Berkeley’s Center for Latin American Studies since 2008; and as a Visiting Scholar with the Berkeley Food Institute from 2015-2016.  Previously, from 1998 to 2001 Ms. Echaveste served as Assistant to the President and Deputy Chief of Staff for President Bill Clinton focused on issues relating to immigration, civil rights, education, finance, Mexico and Latin America.  From 1993 to 1997 she served as Administrator of the Wage and Hour Division at the US Department of Labor. In 2009, then-Secretary of State Hillary Clinton appointed Ms. Echaveste as a special representative to Bolivia.  From 2015-2017, Ms. Echaveste served as vice-chair of the California International Trade and Investment Advisory Committee, an appointment by Governor Brown. Ms. Echaveste presently serves on the board of directors of the Level Playing Field Institute, Mi Familia Vota and UCSF Benioff Children’s Hospitals.
     Geoffrey Grant was appointed a director of the Company effective January 22, 2007.  Mr. Grant is presently a private investor.  In 2012, Mr. Grant retired from Grant Capital Partners, an asset management firm founded by Mr. Grant in 2008, where he was the Managing Partner and the Chief Investment Officer.  Prior to founding Grant Capital Partners, Mr. Grant was a Managing Partner and the Chief Investment Officer of Peloton Partners LLP, a global asset management firm.  Mr. Grant co-founded Peloton Partners LLP in 2005.  Mr. Grant’s career in financial markets spans 35 years beginning at Morgan Stanley in 1982 in foreign exchange options and currency derivatives, then with Goldman Sachs from 1989 to 2004 where he ultimately served as Head of Global Foreign Exchange and Co-head of the Proprietary Trading Group in London.

     Winston Hickox was appointed a director of the Company effective October 2, 2006.  Mr. Hickox is currently a Principal at California Strategies, LLC, a public policy consulting firm and a member of the Strategic Advisory Group for Paladin Capital Group, a leading global private investment firm.  From 2004 to 2006, Mr. Hickox completed a two-year assignment as Sr. Portfolio Manager with the California Public Employees’ Retirement System (CalPERS) where he assisted with the design and implementation of a series of environmentally oriented investment initiatives in the Private Equity, Real Estate, Global Public Equities, and Corporate Governance segments of the fund’s investment portfolio.  Prior to his assignment at CalPers, from 1999 to 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency and a member of the Governor Gray Davis’ cabinet.  Mr. Hickox’s environmental policy experience also includes membership on the board of the California League of Conservation Voters, including a four-year term as Board President (1990 - 1994); and two years on the boards of Audubon California and Sustainable Conservation (2004 - 2006).  Mr. Hickox formerly served as a member of the board of Thomas Properties Group, Inc., a publicly traded full service real estate investment firm, prior to its acquisition by Parkway Properties, Inc. in December 2013.  Additionally, Mr. Hickox formerly served as a member of the board of GRIDiant Corporation, a privately held corporation in the energy technology sector.  Earlier in his professional career, Mr. Hickox was a partner and Managing Director with LaSalle Advisors, Ltd., a major force in the world's real estate capital markets, and a Managing Director with Alex Brown Kleinwort Benson Realty Advisors Corp., where he served as head of the firm’s Portfolio Management Group.

     Murray H. Hutchison was appointed a director of the Company in June 1997.  He is also a member of the Board of Managers (an LLC's functional equivalent of a Board of Directors) of the Company’s subsidiary, Cadiz Real Estate LLC.  In his capacity as a manager of the LLC, he performs essentially the same duties on behalf of the LLC as he would as an outside director for a corporation.  Since his retirement in 1996 from International Technology Corporation (“ITC”), a publicly traded diversified environmental management company, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio.  From 1976 to 1996, Mr. Hutchison served as Chief Executive Officer and Chairman of International Technology for ITC.  Mr. Hutchison formerly served as Chairman of the Board of Texas Eastern Product Pipelines Company (TEPPCO), a publicly traded company operating in refined petroleum products, liquefied petroleum gases and petrochemical transportation and storage, prior to its acquisition by Enterprise Products Partners L.P. in October 2011.  Mr. Hutchison formerly served as Lead Director on the board of Jack in the Box, Inc., a publicly traded fast food restaurant chain since May 1998 until February 2012.  Mr. Hutchison serves as a director on the board of Cardium Therapeutics, Inc., a publicly traded medical technology company.  Additionally, Mr. Hutchison serves as a director of several other non-publicly traded U.S. companies.

Richard Nevins was appointed as a Director of the Company effective July 1, 2016. Mr. Nevins was originally appointed to the Board as a designee of LC Capital Master Fund.  Mr. Nevins is an independent financial advisor and has over 30 years of financial experience as a senior investment banker and senior corporate officer. Mr. Nevins holds a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts in Economics from the University of California, Riverside.

Scott S. Slater is the Company’s President and Chief Executive Officer, appointed to the role of President in April 2011 and Chief Executive Officer effective February 1, 2013.  In addition, Mr. Slater has been a member of the Company’s Board of Directors since February 2012.  Mr. Slater is an accomplished negotiator and litigator and, in addition to his role at the Company, is a shareholder in Brownstein Hyatt Farber Schreck LLP, the nation’s leading water law  firm.  For more than 30 years, Mr. Slater’s practice has been limited to litigation and the negotiation of agreements related to the acquisition, distribution, and treatment of water. He has served as lead negotiator on a number of important water transactions, including the negotiation of the largest conservation-based water transfer in U.S. history on behalf of the San Diego County Water Authority.  Mr. Slater is also the author of California Water Law and Policy, the state’s leading treatise on the subject, and has taught water law and policy courses at University of California, Santa Barbara, Pepperdine University, and the University of Western Australia, among others.

Carolyn Webb de Macías was elected as a director at the Company’s 2019 Annual Meeting.  Carolyn Webb de Macías is a community leader with an extensive career in public policy and higher education. Ms. Webb de Macías currently serves as Board Chair for the Los Angeles Partnership, a non-profit organization that manages 17 public schools through a Memorandum Of Understanding with the Los Angeles Unified School District, and as Member of the Board of the Community Coalition of South Los Angeles, a community education and advocacy organization. Previously Ms. Webb de Macías served in the office of Elementary and Secondary Education in the US Department of Education as an appointee of President Barack Obama from 2010-2012. From 1997 – 2008, Ms. Webb de Macías served in various roles at the University of Southern California including adjunct faculty member in the USC Rossier School of Education, associate provost from1997-2002 and vice president for external relations from 2002 - 2008. From 1991-1997 Ms. Webb de Macías served as chief of staff for Los Angeles City Councilman Mark Ridley-Thomas. Ms. Webb de Macías’ strong record of community service includes roles as founding member of the Board for the Alliance for Regional Collaboration to Heighten Educational Success (ARCHES), member of the Boards of the Los Angeles African American Women’s Public Policy Institute and the International Black Women’s Public Policy Institute, member of the Central City Association Executive Committee, and founding president of the Education Consortium of Central Los Angeles. Ms. Webb de Macías has been honored for her work as a founding member of Young Black Scholars of Los Angeles and named a Black Woman of Achievement by the NAACP Legal Defense and Education Fund.

Timothy J. Shaheen was appointed Chief Financial Officer and Secretary of the Company in November 2008. Mr. Shaheen previously served as a director of the Company from March 1999 – July 2019.  Effective April 12, 2011, Mr. Shaheen also serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, a wholly-owned subsidiary of the Company.  Mr. Shaheen is also a private investor and principal of Shaheen & Associates.  From September 1996 to April 2005, Mr. Shaheen served as the President, Chief Executive Officer and a director of Sun World International.  From 1999 through 2005, Mr. Shaheen served as a Governor appointee to the Los Angeles Regional Water Quality Control Board and from 2001 through 2003, as Chairman of the Food Security Task Force for the United Fresh Fruit and Vegetable Association.  Prior to joining Sun World, from 1989 to 1996, Mr. Shaheen served as a senior executive with Albert Fisher North America, a publicly traded international produce company.  Mr. Shaheen also has seven years of experience with the accounting firm Ernst & Young LLP; and is a certified public accountant.

THE BOARD OF DIRECTORS

     Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of the Company.  Officers serve at the discretion of the Board of Directors.

     The Board of Directors is responsible for our management and direction and for establishing broad corporate policies, including our leadership structure.  Assessing and managing risk is the responsibility of the management of the Company.  Our Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts.  Annually, the Board reviews our strategic business plans, which includes evaluating the objectives of and risks associated with these plans.

Under its charter, the Audit Committee (acting on its behalf and concomitantly as the Risk Committee, as described below) reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Audit Committee is currently composed of Stephen E. Courter, Winston H. Hickox and Richard Nevins.  The Board of Directors has determined that Mr. Courter, a member of the Company’s Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act.  Mr. Courter is the Chairman of the Audit Committee.

Director Independence

Messrs. Courter, Grant, Hickox, Hutchison, Nevins and Mses. Echaveste and Webb de Macías have all been affirmatively determined by the Board to be “independent” under all relevant securities and other laws and regulations, including those set forth in SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time. In February 2017, the directors unanimously elected Mr. Grant as the Company’s lead independent director to further enhance independent director oversight of management.

The Company's independent directors meet routinely in executive session without the presence of management.  Independent directors met in executive session at each regularly scheduled meeting of the Board, at least four (4) times annually, in each case outside the presence of any director who also serves as an executive officer.  In addition to regularly scheduled board meetings, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chief Executive Officer and other members of management as well as reports by experts and other advisors.

Independence of Committee Members

     The Board maintains three committees, whose functions are described below.  The Board has determined that all members of its committees are independent.  Each Board committee is chaired by an independent director and  maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.

Communications with the Board of Directors

     Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o Timothy J. Shaheen, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

Meetings and Committees of the Board of Directors

     During the year ended December 31, 2019, the Board of Directors held six formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All incumbent members of the Board of Directors were present at each meeting, with the exception (i) Mr. Courter, who was unable to attend one telephonic meeting, (ii) Mr. Hutchison, who was unable to attend two telephonic meetings and (iii) Mr. Nevins, who was unable to attend one in-person meeting,  Ms. Echaveste and Ms. Webb de Macías were not named to the Board until July 2019 and therefore each did not attend one in-person meeting and three telephonic meetings in 2019.

     The Board of Directors has three standing committees, the Audit Committee (also acting concomitantly as the Risk Committee), the Compensation Committee and the Corporate Governance and Nominating Committee, each of which is comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

 The Audit Committee (also acting concomitantly as the Risk Committee)

     The Audit Committee is responsible for (i) considering the adequacy of the Company’s internal accounting control procedures, (ii) overseeing the Company’s compliance with legal and regulatory requirements, (iii) reviewing the independent auditor’s qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.  The Committee advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company.   The Audit Committee is currently composed of Mr. Courter, Mr. Hickox and Mr. Nevins.  Mr. Courter is currently the Audit Committee Chair. The Board has determined that all members of its Audit Committee are independent.  The Audit Committee met four times during the year ended December 31, 2019.  All then serving members of the Audit Committee were present at each meeting, with the exception of Mr. Hickox, who was unable to attend one meeting.  Mr. Nevins was not appointed to the Audit Committee until March 2020 and therefore did not attend meetings held in 2019.  Each member of the Audit Committee receives quarterly training from the Company’s independent auditors, with such training to include coverage of compliance with Generally Accepted Accounting Principles, the Sarbanes Oxley Act, corporate governance, assessment of risk, compliance auditing, and reporting requirements for publicly-traded corporations.

     In February 2017, the Board designated the Audit Committee to act concomitantly as the Company’s Risk Committee.  In addition to and separately from the Audit Committee’s duties, the Risk Committee’s duties include (i) ensuring that the Company makes decisions that will more likely than not allow it to construct a pipeline to deliver water from its property to the Southern California water transportation system without violating any governing laws or regulations, (ii) monitoring the Company’s compliance with all risk assessment and reporting conducted by the Company’s employees, (iii) identifying material risks relating to the Company’s compliance and preparing a written report to the Board whenever a material risk relating to the Company’s compliance is identified, (iv) monitoring compliance with the Company’s Code of Business Conduct and Ethics, and (v) reporting to the Compensation Committee on an annual basis regarding the CEO’s and Chief Financial Officer’s contribution to the Company’s culture of ethics and compliance and their effectiveness and dedication to ensuring the Company’s compliance with applicable laws, rules, and regulations.  The Risk Committee will meet at least two times annually in executive session with no member of management present.

 The Compensation Committee

     The Compensation Committee oversees compensation of the Chief Executive Officer and key executives and oversees regulatory compliance with respect to the Company’s compensation matters.  The Committee also oversees the Company’s compensation policy applicable to senior management of the Company and advises and makes recommendations to the Board of Directors regarding the compensation of directors and executive officers.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Compensation Committee is currently composed of Mr. Hutchison, Mr. Hickox, Mr. Courter, Mr. Grant and Ms. Webb de Macías.  Mr. Hutchison is the Compensation Committee Chair.  The Board has determined that all members of its Compensation Committee are independent.  In 2019, the Compensation Committee met one time in-person and conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All then serving members of the Compensation Committee were present at the meeting.

 The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for the establishment of procedures for its oversight and evaluation of the Board and management. The Corporate Governance and Nominating Committee makes recommendations to the Board of corporate guidelines applicable to the Company. The Corporate Governance and Nominating Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Board. The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in the Bylaws, including such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner. The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee believes that nominees for election to the Board must possess certain minimum qualifications.  The Corporate Governance and Nominating Committee will consider a candidate’s judgment, skill, ethics, expertise, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company and the interplay of the candidate’s experience with the experience of other Board members, among other factors, in assessing a candidate.

The Corporate Governance and Nominating Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholders). However, the Corporate Governance and Nominating Committee does regularly consider director refreshment opportunities to ensure the Board has the skills necessary to guide the Company’s business plan over time.  When such needs arise, they will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.

Although the Board does not have a formal policy regarding diversity, the Corporate Governance and Nominating Committee’s evaluation of director nominees also considers diversity as an important factor in determining board composition to ensure that our Board can offer management the benefit of different experiences and viewpoints to best inform Company practices and strategic goals. To achieve diversity among directors, the Committee considers a number of attributes, including, but not limited to, race, gender, ethnicity, culture, nationality and age among other skills, background and knowledge important to achieving the Company’s goals. The addition of two new directors in 2019 following the retirement of two long-serving directors, as well as the contraction of the Board by two additional members by agreement, has improved the gender, racial, ethnic, skill and background diversity of our board and improved its connection to the State of California where we do business. Two of nine director nominees are either women and/or racially and ethnically diverse.

The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy. The Corporate Governance and Nominating Committee is currently composed of Ms. Echaveste, Mr. Hickox, Mr. Hutchison and Mr. Nevins.  Mr. Hickox is the Corporate Governance and Nominating Committee Chair. The Board has determined that all members of its Corporate Governance and Nominating Committee are independent.  In 2019, the Corporate Governance and Nominating Committee met two times in-person and conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent. All then serving members of the Corporate Governance and Nominating Committee were present at the meetings with the exception of Mr. Nevins, who was unable to attend one in-person meeting.

    Effective at the time of our 2017 Annual Meeting of Stockholders, a majority of the members of the Board shall attend each annual stockholder meeting. At the 2019 Annual Meeting of Stockholders, 10 members of the Board were present either in-person or through telephone conference.

     During annual stockholder meetings, stockholders shall have the right to ask questions, both orally and in writing, and, where appropriate, receive answers and discussion from the members of the Board and CEO with such discussion to take place regardless of whether those questions have been submitted in advance. Instructions regarding how to ask a question at the 2020 Annual Meeting will be provided in the virtual meeting room to those stockholders who register online to attend virtually.

CODE OF ETHICS

     The Company has adopted a code of ethics that applies to all of our employees, including the CEO and CFO.  A copy of the code of ethics may be found on the Company’s website at http://www.cadizinc.com. Any employee who becomes aware of any existing or potential violation of the code of ethics is required to report it.  Any waivers from and amendments to the code of ethics granted to directors or executive officers will be promptly disclosed on the Company’s website at http://www.cadizinc.com.

ANTI-HEDGING AND PLEDGING POLICY

     Pursuant to our Policy Statement Regarding Insider Trading and Confidentiality, we prohibit all of our directors, officers, employees, and consultants from hedging their ownership of our stock, including trading in options, puts, calls, or other derivative instruments related to our stock or debt which are designed to hedge or offset any potential decrease in market value.  Such persons are prohibited from purchasing our stock on margin, borrowing against our stock held in a margin account, or pledging our stock as collateral for a loan, unless approved by a designated official following consultation with our General Counsel.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     The Company’s compensation policies and practices are developed and implemented through the Compensation Committee of the Board of Directors.  The Committee’s responsibility is to review and consider annually the performance of the Company’s named executive officers in achieving both corporate and individual goals and objectives, and to assure that the Company’s compensation policies and practices are competitive and effective in incentivizing management.

     The Compensation Discussion and Analysis section provides a description of the primary elements of the Company’s fiscal year 2019 compensation program and policies for the following individuals, who are referred to throughout this proxy statement as our named executive officers:

•	Scott Slater, President and Chief Executive Officer
•	Timothy Shaheen, Chief Financial Officer
•	Keith Brackpool, Chairman of the Board

     In February 2013, the Board separated the roles of Chief Executive Officer (“CEO”) and Chairman of the Board, which had until that time both been held by Mr. Brackpool.   As CEO, Mr. Slater manages the day-to-day operation of the Company and its projects and Mr. Brackpool, a Company founder, holds an essential role advising management in the Chairman position. Therefore, Mr. Brackpool remains among our named executive officers and his compensation is further described in this statement.

     In 2019, our named executive officers effectively completed multiple transactions important to the long-term success of the Company, including:
•	Negotiated and entered into agreements to secure the development of the Company’s Northern Pipeline Asset.
•	Advanced and defended permits necessary for the Company’s Southern Pipeline Asset.
•	Improved agricultural assets and launched hemp-focused joint venture, SoCal Hemp JV LLC, diversifying our revenue and cash flow opportunities.
•	Completed investments in water supply infrastructure to support our agricultural and water projects.
•	Negotiated and executed financial transactions to significantly reduce outstanding debt and improve the Company’s balance sheet.

Compensation Committee activities in 2019 included:
•	Evaluating the performance of the Company’s executive officers;
•	Reviewing, analyzing and approving the total compensation and benefits of the Company’s executive officers, including cash compensation and long-term incentive compensation; and
•	Reviewing guidelines and standards regarding the Company’s compensation practices and philosophy.

     For the Company’s named executive officers, other than Mr. Slater, the committee established compensation levels based, in part, on the recommendations of Mr. Slater as CEO.

     This section should be read in conjunction with the “Summary Compensation Table” and related tables pertaining to the compensation earned in 2019 by the named executive officers presented in this proxy statement under the caption “Executive Compensation”.

Compensation Philosophy

     The Company’s business plan and goals have historically been and continue to be linked to the development of our diverse land and water assets, including the Water Project.  The Company’s annual cash resources have historically been focused on funding the completion of the Water Project’s development process, as well as our ongoing land management initiatives.  Due to the long-term nature of developing our assets, the progress made by the Company in the development of the Water Project and the general development of our land and water resources does not generally bear a direct relationship to quarterly and annual results of operations.It is critical to the development of our assets and the Water Project that the Company attracts and retains well-qualified executives familiar with the agriculture and water sectors as well as with infrastructure and project development.  As a result, the Company’s executive compensation programs seek to maintain a competitive annual salary structure and also emphasize long-term, equity-based incentives that are connected to the ultimate implementation of our projects. These programs strive to align the interests of the executive officers and management with those of the Company’s stockholders.  In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term plans and goals of the Company.

We welcome direct stockholder feedback on our compensation programs. Throughout the year we have met, both in person, online and via telephone calls, with stockholders representing over 80% of shares outstanding and have taken into consideration the issues that have been expressed as being important to them regarding executive compensation.

Elements of Compensation

     The Company’s compensation program has four primary components: cash salary, performance-based cash awards, long-term incentives through equity stock awards, and benefits.  Each element of the Company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of the Company to complete the long-term development and implementation of the Water Project and our other resource development initiatives.  The Compensation Committee determines the amount for both total compensation and each compensation element through discussions with the Company’s management, consideration of benchmarking data, past performance and future corporate and individual objectives.

     The four basic elements of compensation, described in further detail below, are:

•
SALARY.  Base salaries for the Company’s named executives are determined by the Compensation Committee depending on a variety of factors including the scope of their responsibilities, their leadership skills and values, their performance and length of service.  Salaries for our named executive officers are intended to create a minimum level of compensation that is competitive with other companies deemed comparable, depending on the prior experience and position of the executive.  Salaries are typically paid in cash, but could also be paid with restricted stock awards. Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the Company.

•
LONG-TERM INCENTIVES.  The primary form of incentive compensation that is offered to the Company’s executives consists of long-term incentives in the form of equity awards.  The use of such long-term incentives is intended to focus and align goals of Company executives with those of stockholders and creates a direct interest in the results of operations, short and long-term performance and achievement of the Company’s milestones and goals.

•
PERFORMANCE BASED CASH AWARDS.  The Compensation Committee believes that it is sometimes important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and will utilize performance based cash awards from time to time to provide additional incentives.

•
BENEFITS.  The Compensation Committee also incorporates retirement, insurance, termination and severance benefits in the compensation program for executive officers.  These benefits are offered to retain top executives, maintain their health and wellness and remain competitive in the industry.  The retirement and insurance benefits are consistent with those benefits offered more broadly to the Company’s employees.

     The Company’s overall compensation packages for our named executive officers have historically emphasized equity incentives due to the long-term development timelines of our projects and the focus of the Company on achieving the implementation of these projects. Even with the emphasis on long-term incentives, the Company’s overall compensation is established at a level comparable to our peer group of companies, which share a similar focus on long-term development of assets. As the Water Project has finalized numerous permitting milestones and prepares for  construction and implementation, the Committee has also utilized performance based cash awards to reward achieved milestones and goals in that calendar year.

Use of Independent Compensation Consultant

In October 2019, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a market leading independent firm specializing in executive compensation, with the objective of providing a competitive reference on pay levels and incentive design, including long-term equity incentives and cash-based incentive awards.  In the course of its engagement, FW Cook and the Compensation Committee reviewed pay data for comparable companies, including a peer group of nine publicly traded water, real estate, and agricultural development companies identified by them (See “Use of Peer Group”, below).”

Use of Peer Group

     Our main asset consists of a large land position with water rights in Southeastern California and our business is primarily focused on developing this asset for its highest and best use, including the permitting of a water supply and storage project at our primary property in Cadiz,  California.  Because no other publicly-traded company is situated with similar assets and projects, it is difficult to identify directly comparable peer companies.

For guidance this year, with the assistance of FW Cook, we identified a peer group of companies operating in the property and asset development sectors, specifically companies with comparable market capitalization and an emphasis on the development of property and real estate, including for agriculture, in the Southwestern United States.  The peer group includes the following nine publicly traded companies:

• Alico, Inc. • Forestar Group, Inc.
• Limoneira Company • Maui Land & Pineapple
• PICO Holdings, Inc. • Pure Cycle Corp. • Stratus Properties
• Tejon Ranch Co. • The St. Joe Company

Benchmarking

     The Compensation Committee believes it is important to understand and analyze the current compensation programs of other companies when making compensation decisions.  We traditionally consider the compensation programs of our peers when determining compensation for the named executive officers.  This year the Committee reviewed publicly available information for our peer group companies to compare the components of our compensation program for the executive officers with those of the peer group. We also consulted with FW Cook, which reviewed our current executive compensation program and recommended adjustments to our programs to ensure continued competitiveness amongst our peers.

     Due to the Company’s unique business plan with particular emphasis on development of the Water Project, the Compensation Committee exercises its discretion in determining compensation packages that may differ from the peer group.  Nevertheless, the peer group is instructive in assessing elements of compensation and structure for similarly situated companies.

     Upon review of publicly available information for our peers, the Committee found the annual base salary of our CEO in 2018 was near median among our peers and total direct compensation of our CEO to be among the lowest in the peer group in 2018 at the 15th percentile in the peer group.

Performance Objectives

     The Committee emphasizes performance objectives for executives when granting long-term equity compensation awards from existing plans.  Currently, as described above, the Company is focused on the performance of objectives related to implementation of the Water Project and continued agricultural projects, and fixes equity grants to satisfaction of such project development objectives including both restrictions as to sale and on a vesting schedule commensurate with the anticipated project development timelines.

Elements of 2019 Compensation

     1.  SALARY.  In evaluating base salaries for 2019, the Compensation Committee believed it was important to maintain competitive base salary compensation that would also keep cash compensation expenditures to a minimum. In 2019, Mr. Slater’s, Mr. Shaheen’s and Mr. Brackpool’s annual base salary remained the same as in 2018.

     2.  LONG-TERM INCENTIVES.  The Committee has chosen to rely upon equity instruments, such as restricted stock and options, in designing compensation packages for executives.  The Committee views the grant of equity based awards as an incentive for future performance since the value of these equity based awards will increase as the Company’s stock price increases, thereby satisfying the Committee’s goal of linking executive compensation to share price appreciation over the longer term and promoting the retention of the key executives throughout the development process of our projects.  The Committee is conscious of the potential dilutive effect arising from the use of equity incentives and tries to limit issuances to maintain appropriate ratios of overall ownership levels in the Company from year to year.

In order for us to utilize equity based awards as our primary form of incentive compensation and maintain alignment with the goals of stockholders, the Committee and the Board have created plans subject to stockholder approval.  The Company’s most recent equity incentive program (the “2019 Incentive Plan”) was approved by stockholders at the Company’s 2019 Annual Meeting of Stockholders.  The 2019 Incentive Plan reserved 1,200,000 shares for issuance; the plan currently has 958,106 shares available for issuance.

     The Committee did not award restricted stock or options to the Company’s named executive officers in 2019.

3.  CASH AWARDS.  While the Compensation Committee believes that equity based awards rather than cash based awards allow the Company to better preserve our existing cash resources and, accordingly, has relied primarily upon the grant of equity based awards to reward executive performance (see "Long-Term Incentives") of named executive officers, the Compensation Committee also believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and to reduce the tax burdens associated with the issuance of restricted equity based awards. In 2019, Mr. Brackpool, Mr. Shaheen and Mr. Slater were each granted a $300,000 cash award by the Board for exemplary service in implementing Company objectives throughout the course of the year, including those transactions described under “Overview”, above.

     4.  BENEFITS.  Per their 2014 amended and restated employment agreements described below, Mr. Brackpool and Mr. Shaheen received retirement benefits as part of their compensation packages in 2019.

Severance and Change in Control Provisions

     The Company’s current compensation agreements with Messrs. Brackpool and Shaheen provide for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control.  The severance and change in control provisions were determined largely by negotiations between the parties as one of the many elements of a larger negotiation involving the particular executive’s employment or consulting agreement with the Company.  These agreements are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired and their position is impacted.  This will allow the Company’s executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations.  Nevertheless, if an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

A summary of the severance and change-in-control provisions applicable to compensation arrangements with the Company’s named executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer as of December 31, 2019, can be found in the section captioned "Potential Payments upon Termination or Change in Control".  The Company does not provide excise tax gross-ups as part of these benefits.

Tax and Accounting Considerations

Impact of Code Section 162(m)

The Compensation Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m).  Section 162(m) limits to $1 million the Company’s deduction for compensation paid to each of our executive officers, which does not qualify as "performance based”. The 2019 Equity Incentive Plan was designed to permit grant awards that qualify as performance-based compensation, thereby permitting the Company to receive a federal income tax deduction in connection with the awards.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company.  Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Murray H. Hutchison, Chairman
Stephen E. Courter Geoffrey Grant Winston H. Hickox Carolyn Webb de Macías

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation awarded to, earned by, or paid during the years ended December 31, 2019, 2018 and 2017, to the Company’s current chief executive officer and president,  our chief financial officer and our former chief executive officer and current Chairman.
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Scott Slater President and current Principal Executive Officer	2019 2018 2017	300,000 300,000 300,000	200,000 300,000 300,000	- - -	- - -	- - -	500,000 600,000 600,000

Timothy J. Shaheen Principal Financial Officer and Secretary	2019 2018 2017	350,000 350,000 350,000	200,000 300,000 300,000	- - 851,500	- - -	11,399 12,587 12,336	561,399 662,587 1,513,836

Keith Brackpool Chairman and former Principal Executive Officer	2019 2018 2017	275,000 275,000 275,000	200,000 300,000 300,000	- - 851,500	- - -	51,111 44,936 47,260	526,111 619,936 1,473,760
_____________________________________________

(1)	The executive officers listed in the Summary Compensation Table above were the Company’s only executive officers during the year ended December 31, 2019.

(2)
This column discloses the dollar amount of compensation cost recognized for the respective fiscal year in accordance with FASB ASC Topic 718.  The assumptions used for determining the value of stock awards and options are set forth in the relevant Cadiz Inc. Annual Report to Stockholders in Note 9 to the Consolidated Financial Statements, ”Stock-Based Compensation Plans and Warrants”.   All Stock Awards listed were approved by Stockholders as part of the 2014 Equity Incentive Plan and became fully vested and were issued in 2017.

(3)
All Other Compensation includes a 401k match that is generally available to all employees.  Messrs. Brackpool and Shaheen received $11,000 and $11,200, respectively, in 401k matching contributions in 2019.  In 2019, Mr. Brackpool’s Other Compensation also includes $40,111 of company paid expenses related to a leased automobile.  Mr. Shaheen’s Other Compensation for 2019 includes $199 in a car allowance.  The value of perquisites for Mr. Slater was less than $10,000, and thus no amount relating to perquisites is included in the Summary Compensation Table.

Grants of Plan-Based Award

     There were no non-equity incentive plan awards or equity awards granted to our named executive officers in 2019.
Outstanding Equity Awards at Fiscal Year

     The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2019, for each named executive officer.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Marked or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Scott Slater	100,000(1)	-	12.51	4/12/21	-	-

Timothy J. Shaheen	100,000(1)	-	11.50	1/14/20	-	-

Keith Brackpool	200,000(1)	-	11.50	1/14/20	-	-
__________________________

(1)	Options granted by the Company under the 2009 Equity Incentive Plan.

Option Exercises and Stock Vested

     The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2019 for each named executive officer.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Scott Slater	-	-	-	-
Timothy J. Shaheen	-	-	-	-
Keith Brackpool	-	-	-	-

Pension Benefits

     The Company does not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

     The Company does not have any non-qualified defined contribution plans or other deferred compensation plans.

EMPLOYMENT ARRANGEMENTS

     Mr. Scott S. Slater has served with the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP, where Mr. Slater is also a shareholder.  From 2008 – 2012, Mr. Slater was primarily focused on the development of the Company's Water Project and did not receive a base salary from the Company for his role as General Counsel (2008 – 2012) and President (2011 – 2012).  Mr. Slater's compensation from the Company consisted exclusively of long-term incentives due to the nature of the development of the Water Project.  In April 2011, Mr. Slater received options to purchase 100,000 shares of common stock at an exercise price of $12.51 per share under the Company's 2009 Incentive Plan with such options vesting 1/3 when issued, 1/3 in April 2012 and 1/3 in April 2013.  On February 1, 2013, Mr. Slater was named Chief Executive Officer in addition to his ongoing role as President.  As a result, Mr. Slater's employment arrangements were amended to reflect the broadening of his responsibilities and leadership role over all of the Company's asset development initiatives. In consideration of Mr. Slater's agreement to serve as Chief Executive Officer and President, Mr. Slater began to receive an annual base salary from the Company of $300,000 effective February 1, 2013.

     The Company's Chief Financial Officer, Mr. Timothy J. Shaheen, entered into an amended and restated employment agreement with the Company effective July 1, 2014 (“2014 Amended Agreement”) replacing a May 2009 employment agreement.  Mr. Shaheen serves as the Principal Financial Officer of the Company and as Chairman and Chief Executive of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to the Company's land and water assets.  Mr. Shaheen also oversees the Company's agricultural operations.  Mr. Shaheen's 2014 Amended Agreement provided for a new base salary compensation structure and established milestone principles for further long-term incentive equity awards.  Pursuant to the 2014 Amended Agreement, Mr. Shaheen's annual base cash compensation was reduced for 2014, 2015 and 2016 in exchange for equity based salary in the form of restricted stock units ("RSUs") that vested ratably during those years.  Effective July 1, 2014, Mr. Shaheen's salary was decreased to $200,000 per annum, and he received a total of 62,500 RSUs, 12,500 in 2014, and 25,000 each in 2015 and 2016.  In addition, Mr. Shaheen received a long-term equity incentive milestone award of 100,000 shares of the Company's stock in the form of 100,000 RSUs.  These RSUs were earned and issued in June 2017.  In accordance with the terms of his 2014 Amended Agreement, effective January 1, 2017 the base cash salary for Mr. Shaheen automatically reverted to $350,000, representing his salary as in effect immediately prior to the 2014 RSU grants.  On March 10, 2020, Mr. Shaheen’s 2014 Amended Agreement was further amended to include a service continuation bonus in the amount of $300,000 in the event that Mr. Shaheen ceases to serve as the Chief Financial Officer of the Company.

     Mr. Keith Brackpool entered into an amended and restated employment agreement effective July 1, 2014 ("2014 Amended Agreement") replacing a May 2009 employment agreement.  The 2014 Amended Agreement provided for a new base salary compensation structure and established milestone principles for further long-term incentive equity awards.  Pursuant to the 2014 Amended Agreement, Mr. Brackpool's annual base cash compensation was reduced for 2014, 2015 and 2016 in exchange for equity based salary in the form of restricted stock units ("RSUs") that vested ratably during those years.  Effective July 1, 2014, Mr. Brackpool's salary was decreased to $35,000 per annum, and he received a total of 100,000 RSUs, 20,000 in 2014 and 40,000 each in 2015 and 2016.  In addition, Mr. Brackpool received a long-term equity incentive milestone award of 100,000 shares of the Company's stock in the form of 100,000 RSUs..  These RSUs were earned and issued in June 2017.   In accordance with the terms of his amended and restated employment agreement, effective January 1, 2017 the base cash salary for Mr. Brackpool automatically reverted to $275,000, representing his salary as in effect immediately prior to the RSU grants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and summary set forth estimated potential payments the Company would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment or consulting agreement in effect at year end.  Except as otherwise indicated, the table assumes that the triggering event occurred on December 31, 2019.

Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)

Scott Slater	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	-	-	-
	Total Value	-	-	-

Timothy J. Shaheen	Salary	175,000	175,000	350,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	23,262	-	46,524
	Total Value	198,262	175,000	396,424

Keith Brackpool	Salary	275,000	550,000	550,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	72,354	-	144,708
	Total Value	347,354	550,000	694,708
_____________________________

(1)	The benefits continuation amounts include car allowances, 401(k) matching benefits and paid vacation.

Termination without Cause or Resignation upon Company Material Breach

Mr. Shaheen’s 2014 Amended Agreement provides that if Mr. Shaheen were terminated by the Company without cause or if he resigns due to a breach of the 2014 Amended Agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under the 2014 Employment Agreement.  On March 10, 2020, Mr. Shaheen’s 2014 Amended Agreement was further amended to include a service continuation bonus in the amount of $300,000 in the event that Mr. Shaheen ceases to serve as the Chief Financial Officer of the Company.

Mr. Brackpool’s 2014 Amended Agreement provides that if Mr. Brackpool were terminated by the Company without cause or if he resigns due to a breach of the 2014 Amended Agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his 2014 Amended Agreement.

Termination of Employment Due to Death or Disability

Mr. Shaheen’s 2014 Amended Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for one hundred eighty days consisting of his base compensation.

Mr. Brackpool’s 2014 Amended Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for two years consisting of his base compensation.

Change in Control

Mr. Shaheen's 2014 Amended Agreement provides that if Mr. Shaheen is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under his 2014 Amended Agreement.

Mr. Brackpool's 2014 Amended Agreement provides that if Mr. Brackpool is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for two years following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his 2014 Amended Agreement.

DIRECTOR COMPENSATION
     The following table summarizes the compensation earned by each of the non-employee directors in 2019.  Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.  No current director has an agreement or arrangement with any third party relating to compensation or other payments in connection with the director’s candidacy or service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
John A Bohn (3)	27,500	16,250	-	43,750
Jeffrey J. Brown (4)	-	62,500	-	62,500
Stephen E. Courter	40,000	22,500	-	62,500
Maria Echaveste	25,000	12,500	-	37,500
Geoffrey Grant	-	62,500	-	62,500
Winston H. Hickox	40,000	22,500	-	62,500
Murray H. Hutchison	-	62,500	-	62,500
Richard Nevins	-	62,500	-	62,500
Raymond J. Pacini (5)	27,500	16,250	-	43,750
Carolyn Webb de Macías	25,000	12,500	-	37,500
_______________________________

(1)
This column discloses the dollar amount of compensation cost recognized in 2019 based on the fair value at grant date in accordance with FASB ASC Topic 718.  These awards were valued at the market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	Directors of the Company do not receive stock option awards.
(3)	Mr. Bohn resigned as a Director of the Company effective July 15, 2019.
(4)	Mr. Brown resigned as a Director of the Company effective February 19, 2020.
(5)	Mr. Pacini did not stand for re-election as a director at the Company’s 2019 Annual Meeting of Stockholders held on July 10, 2019.

DIRECTOR COMPENSATION POLICY

    All non-employee directors are entitled to receive, for each 12 month period ending June 30 of each year, the amount of $50,000, prorated for directors serving less than the full 12 months.  Payments are made in 4 quarterly installments of $12,500.  A director may elect to receive any or all of his or her cash compensation earned in the form the Company’s common stock.  A director is entitled to a $12,500 fee for any quarter in which services are rendered.  Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $25,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

     DIRECTOR STOCK OWNERSHIP POLICY
     The Company encourages stock ownership on behalf of our directors.  Thus, the Company’s compensation structure for non-employee directors includes awards of stock as compensation for director services.  See “Director Compensation Policy", above.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2019 with respect to shares of the Company’s common stock that may be issued under its existing compensation plans.  The table includes plan grants to executive officers and other Company employees.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	492,500(1)	$ 11.66	1,184,091(2)

Total	492,500	$ 11.66	1,184,091
 ___________________________

(1)	Represents 492,500 options outstanding under the Company’s 2009 Equity Incentive Plan as of December 31, 2019.

(2)	Represents 1,184,091 securities issuable under the Company’s 2019 Equity Incentive Plan as of December 31, 2019.

PAY RATIO DISCLOSURE

Pursuant to the Dodd-Frank Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the principal executive officer (“CEO”) to the median employee’s annual total compensation. Mr. Scott Slater is the Company’s Chief Executive Officer.  In the pay ratio table below, Mr. Slater’s total compensation as reflected in the foregoing Summary Compensation Table, is compared to the median employee’s total compensation. For simplicity, the value of the Company’s retirement plan was excluded for Mr. Slater and all permanent employees, as all employees, including the CEO, are offered the same benefits. In determining the median employee, a listing was prepared of all employees that were actively employed as of December 31, 2019, with the exception of Mr. Slater. All wages, bonuses and stock awards paid to each employee were deemed to be the employee’s total compensation. If a permanent employee was not employed by the Company for the entirety of the year, an annualized total compensation was calculated for that employee. The below table presents the ratio of the total annual compensation of the Company’s Chief Executive Officer, Mr. Slater, to the median employee’s annual total compensation:

Mr. Scott Slater (CEO) total annual compensation	$500,000

Median Employee total annual compensation	$135,000

Ratio of CEO to Median Employee total annual compensation	3.70 : 1.00

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2019, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company’s voting securities, as of the record date, April 20, 2020, for the 2020 Annual Meeting, by each stockholder whom the Company knows to own beneficially more than five percent of our common stock or preferred stock, and by each director, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

Hoving & Partners SA Jan-Paul Menke 30A Route de Chene CH-1208, Geneva Switzerland	10,898,992 (1)	31.3%

LC Capital Master Fund, Ltd. LC Capital Partners, LP LC Capital Advisors, LLC LC Offshore Fund, Ltd. Lampe, Conway & Co., LLC Steven G. Lampe Richard F. Conway c/o Lampe, Conway & Co., LLC 680 Fifth Avenue, 12th Floor New York, NY 10019-5429	3,448,497 (2)	9.9%

Keith Brackpool c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	165,387	*

Scott S. Slater c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	129,387 (3)	*

Geoffrey Grant c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	122,476(4)	*

Timothy J. Shaheen c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	108,887	*

Winston H. Hickox c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	107,679(5)	*

Murray Hutchison c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	57,688	*

Stephen Courter c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	25,862	*

Richard Nevins c/o o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	17,647	*

Maria Echaveste c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	0	*

Carolyn Webb de Macias c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	0	*

All Directors and officers as a group (nine individuals)	735,013 (3)(4)(5)	2.11%
______________________________________________________________

*	Represents less than one percent of the 34,796,106 outstanding shares of common stock of the Company as of April 20, 2020.

Footnotes

(1)
Based upon a Form 13G/A filed on January 28, 2020 with the SEC, Hoving & Partners SA owns 10,898,992 shares of the Company's common stock. Hoving & Partners’ filings with the SEC do not indicate which persons have the right to vote or dispose of the shares it presently owns.

(2)
Based upon Form 13G filed on March 9, 2020 with the SEC by LC Capital Master Fund Ltd. ("Master Fund"), information provided by Master Fund and the Company's corporate records, Master Fund and affiliates beneficially own a total of 3,448,497 shares of the Company's common stock as of April 20, 2020.

Includes 3,263,926 shares of common stock presently outstanding.

Includes 146,092 shares of common stock presently outstanding and held by Steven G. Lampe over which he has sole voting and dispositive power, but for which Master Fund disclaims beneficial ownership.

Includes 38,479 shares of common stock issuable upon conversion of 95 shares of the Company’s Series 1 preferred stock owned by Master Fund at a conversion rate of  405.05 shares of common stock per one share of preferred stock.   Master Fund currently holds 9,671 shares of the Company’s Series 1 preferred stock, representing 96.7% of the outstanding shares of that class. Under the terms of the preferred stock instrument, a holder of the preferred stock may not convert its preferred stock into common stock to the extent that after such conversion the holder would own more than 9.9% of the Company’s outstanding common stock.  As a consequence, Master Fund’s beneficial ownership on the record date does not include an additional 3,878,760 shares of common stock which would otherwise be issuable upon conversion of 9,576 shares of preferred stock currently owned by Master Fund at a conversion rate of 405.05 shares of common stock per one share of preferred stock .

These securities, except for the common stock owned solely by Steven G. Lampe, are owned by Master Fund and may also be deemed to be beneficially owned by the named persons below by virtue of the following relationships: (i) LC Capital Partners, LP ("Partners") and LC Offshore Fund, Ltd. ("Offshore Fund") beneficially own 100% of the outstanding shares of Master Fund; (ii) LC Capital Advisors LLC ("Advisors") is the sole general partner of Partners; (iii) Lampe, Conway & Co., LLC ("LC&C") is investment manager to Master Fund, Partners, and Offshore Fund pursuant to certain investment management agreements and shares voting and dispositive power over the securities; and (iv) Steven G. Lampe and Richard F. Conway are the sole managing members of each of Advisors and LC&C and therefore, have indirect voting and dispositive power over securities held by Master Fund. Each of the persons named above, other than Master Fund, specifically disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein, if any.

(3)	Includes 100,000 shares underlying presently exercisable options.

(4)
Includes 30,500 shares held in five separate trusts, each holding 6,100 shares for the benefit of Mr. Grant's children. The trustee of these trusts is not a member of the Reporting Person's immediate family. Mr. Grant disclaims beneficial ownership of the shares held by these trusts.

(5)	Includes 35,000 shares held by Mr. Hickox's spouse.

DELINQUENT SECTION 16(A) REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, our fiscal year ended December 31, 2019, and on a review of written representations from reporting persons to us that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to our reporting persons were satisfied in a timely manner, except that one Form 4 filing by Water Asset Management was inadvertently filed late.

AUDIT COMMITTEE REPORT

     As of December 31, 2019, the Audit Committee was composed of Mr. Courter, Mr. Brown and Mr. Hickox.  Mr. Brown resigned from the Board of Directors in February 2020.  Mr. Nevins was appointed to the Audit Committee in March 2020.  Mr. Courter currently serves as Chairman of the Committee.

     Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market.  The Committee operates under a written charter that is reviewed on an annual basis.  During fiscal 2019, the Audit Committee performed all of its duties and responsibilities under its charter.  The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's control of the Company’s financial reporting processes.  In February 2017, the Board designated the Audit Committee to act concomitantly as the Company’s Risk Committee.

     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors.  In that regard, the Committee met four times in 2019 in order to expressly exercise the Committee's responsibilities related to the Company's quarterly and annual financial statements for fiscal 2019 and management's assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2019.  During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our consolidated financial statements, including our audited consolidated financial statements for the year ended December 31, 2019, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by the Company.

     The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm included in our 2019 Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.  The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management's preparations for the evaluation of its internal controls for fiscal 2020.

     The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP.  The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.  The Committee discussed with the Company’s independent registered public accounting firm the scope and plan for its audits including the review of internal controls prescribed in Section 404 of the Sarbanes-Oxley Act of 2002.  The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.  PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.  The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to the Company and the compatibility of these services with PricewaterhouseCoopers LLP's independence.  The Committee pre-approves all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm pursuant to the terms of the Committee's written charter.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.  The Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020, and has recommended that such appointment be submitted to the Company’s stockholders for ratification at the 2020 Annual Meeting of Stockholders.

THE AUDIT COMMITTEE

Mr. Stephen E. Courter, Chairman
Winston H. Hickox
Richard Nevins

PRINCIPAL ACCOUNTANT FEES AND SERVICES
     For the fiscal years ended December 31, 2019 and 2018, professional services were performed by PricewaterhouseCoopers LLP.  The Company's Audit Committee annually approves the engagement of outside auditors for audit services in advance.  The Audit Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting.  All services described below were pre-approved by the Audit Committee.

       All fees for services rendered by PricewaterhouseCoopers LLP aggregated $413,000 and $341,000 during the fiscal years ended December 31, 2019 and 2018, respectively, and were composed of the following:

     Audit Fees.  The aggregate fees accrued by the Company for the audit of the annual financial statements during the fiscal years ended December 31, 2019 and 2018, for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $413,000 for 2019 and $341,000 for 2018.

     Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2019 and 2018.

     Tax Fees.  No tax fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2019 and 2018.

     All Other Fees.  No other fees were billed during the fiscal years ended December 31, 2019 and 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There have been no transactions since the beginning of our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure, except for the following:

As previously reported on Form 8-K filed with the SEC, on March 14, 2019, the Company entered into option agreements (the "Option Agreements") with certain holders of the Company's 7.00% Convertible Senior Notes due 2020 (the "Notes"), including LC Capital Master Fund Ltd. (“Master Fund”). Under the terms of the Option Agreements, the Company was granted the option, exercisable in its sole discretion, to extend the maturity date of the Notes from March 5, 2020 until September 5, 2021 and this option was required to be exercised, if at all, not later than December 5, 2019.

As previously reported on Form 8-K filed with the SEC, on November 8, 2019, the Company entered into certain amendments (the “Amendments”) to the Option Agreements between the Company and certain holders of the Notes, including Master Fund. Under the terms of the Amendments, the Company’s previously granted option, exercisable in its sole discretion, to extend the maturity date of the Notes from March 5, 2020 until September 5, 2021 was amended to be exercised, if at all, not later than March 5, 2020.

As previously reported on Form 8-K filed with SEC and announced via press release, on March 5, 2020,  the Company entered into Conversion and Exchange Agreements (the “Exchange Agreements”) with certain holders (the “Holders”) of the Notes, including Master Fund, having an aggregate original principal amount of $27,381,000. Pursuant to the terms of the Exchange Agreements, the Holders exchanged an aggregate amount payable of $27,340,875 under the Notes (such portion of the Convertible Notes, the “Exchanged Notes”) for an aggregate of 10,000 shares of Series 1 Preferred Stock, par value $0.01 per share, of the Company (the “Series 1 Preferred Stock”). In addition, pursuant to the terms of the Exchange Agreements, the Holders converted the remaining aggregate amount payable of $17,480,302 under the Notes (excluding the amount payable under the Exchanged Notes) into an aggregate of 2,589,674 shares of common stock at a conversion price of $6.75 per share of common stock. Following the transactions contemplated by the Exchange Agreements, all of the Notes held by the Holders, including Master Fund, were satisfied in full and cancelled.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

     Our Audit Committee Charter requires that the Audit Committee review and approve all related-party transactions between the Company, on the one hand, and directors, officers, employees, consultants, and any of their family members, on the other hand.  In addition, the Company's written Conflicts of Interest policy provides that no employee, officer or director may use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

     In order to implement these requirements, the Company requires that, prior to entering into any transaction with the Company, a related party must advise Company management of the potential transaction.  Management will, in turn, provide to the Audit Committee a description of the material terms of the transaction, including the dollar amount, the nature of the related party's direct or indirect interest in the transaction, and the benefits to be received by the Company from the transaction.  The Audit Committee may make such other investigations as it considers appropriate under the circumstances.  The Audit Committee will also consider whether the benefits of the proposed transaction could be obtained by the Company upon better terms from non-related parties, and whether the transaction is one that would be reportable by the Company in our public filings.  The Audit Committee will then make a determination as to whether the proposed transaction is in the best interests of the Company and should therefore be approved.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent certified public accountants to audit our financial statements for the 2020 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for the 2020 fiscal year, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit the Company’s financial statements.  Even if the stockholders do ratify the appointment, the Audit Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.  PricewaterhouseCoopers LLP has advised us that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the 2020 Annual Meeting, and will be given the opportunity to make a statement if desired.

Required Vote.

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2020 Annual Meeting and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an “AGAINST” vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to consider the compensation of our named executive officers as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather to provide an opportunity for our stockholders to express their opinion of the overall compensation program for our named executive officers and the philosophy, policies and practices described in this proxy statement.

     As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company is focused on the long-term development of our significant land and water assets and, as a result, our compensation programs have been designed to attract and retain well-qualified executives with experience in the water, agriculture and asset development sector, a highly competitive and specialized marketplace, and to encourage achievement of our business and financial objectives for our assets, which are typically long-term in nature.  The Compensation Committee has established peer competitive compensation programs that emphasize incentives that encourage our executive officers to achieve our long-term goals and also align the financial interests of the executive officers and management with those of our stockholders.  These long-term incentives are guided by stockholder approved plans, an important feature of our compensation philosophy and program.

     We request that our stockholders consider and approve the following resolution:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures is hereby APPROVED.”

Required Vote.

The approval of a non-binding, advisory resolution approving the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2020 Annual Meeting and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN from voting on Proposal 3, the abstention will have the same effect as an “AGAINST” vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the 2020 Annual Meeting.  However, if any other matter shall properly come before the 2020 Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at our next annual meeting of stockholders to be held in 2021 must be delivered to or mailed and received at our principal executive offices not less than ninety (90) calendar days but no more than one hundred twenty (120) calendar days in advance of the date that is the one year anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the 2020 Annual Meeting, provided, however, that in the event that the date of the 2021 annual meeting of stockholders has been changed by more than thirty (30) days from the date that is the one year anniversary of the 2020 Annual Meeting, such notice must be so received not later than the close of business on the tenth (10th) day following the day notice of the date of the meeting was mailed or a public announcement is made by the Company, whichever occurs first.  Proposals should be sent to the Secretary of the Company at 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.  Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act, to be included in the Company’s proxy materials.   Furthermore, stockholders are advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations for director candidates.

ADDITIONAL INFORMATION

     This proxy statement is accompanied by our Annual Report on Form 10-K for the year ended December 31, 2019.  Exhibits to the Form 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Investor Relations, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

A list of stockholders entitled to vote at the 2020 Annual Meeting will be available at https://www.cstproxy.com/cadiz/2020/, which is password protected, for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting. If you have any questions with respect to accessing this list, please contact our Investor Relations department at (213) 271-1600.

By Order of the Board of Directors

Los Angeles, California
April  22, 2020

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held June 17, 2020.

The Proxy Statement and our 2019 Annual Report to Stockholders are
available at: https://www.cstproxy.com/cadiz/2020

FOLD HERE • DO NOT SEPARATE • INSDERT IN ENVELOPE PROVIDED
---------------------------------------------------------------------------------------------------------------------

PROXY
CADIZ INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
 BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Scott S. Slater and Timothy J. Shaheen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2020 Annual Meeting of Stockholders of Cadiz Inc. to be held on the 17th day of June 2020 at 10 a.m., local time, virtually via the Internet at https://www.cstproxy.com/cadiz/2020 (pursuant to the Notice of Annual Meeting dated April 22, 2020, and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Cadiz Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.
Vote by Internet or Telephone - QUICK ◾◾◾EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

CADIZ INC.

Voting by telephone or Internet is quick, easy and immediate.  As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet or your mobile phone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by mobile phone must be received by 11:59 p.m., Eastern Standard Time, on June 16, 2020.

INTERNET -
www.cstproxyvote.com
Use the Internet to vote your proxy.  Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

VOTE AT THE MEETING -
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting.  To attend; https://www.cstproxy.com/cadiz/2020

MOBILE VOTING -
On your Smartphone/Tablet, open the QR Reader and scan the below image.  Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY

MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD
AUTHORITY
(1)	Keith Brackpool	☐	☐
(2)	Stephen E. Courter	☐	☐
(3)	Maria Echaveste	☐	☐
(4)	Geoffrey Grant	☐	☐
(5)	Winston Hickox	☐	☐
(6)	Murray H. Hutchison	☐	☐
(7)	Richard Nevins	☐	☐
(8)	Scott S. Slater	☐	☐
(9)	Carolyn Webb de Macias	☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2.	Ratification of PricewaterhouseCoopers LLP as independent auditor.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Advisory vote on executive compensation as disclosed in the proxy materials.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CONTROL NUMBER:

Signature(s)	Signature(s)	Date
Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.